Exhibit 4.9

51-102F3

MATERIAL CHANGE REPORT [F]

Item 1 Name and Address of Company

Nicola Mining Inc. (the “Company”)

3329 Aberdeen Road

Lower Nicola, BC V0K 1Y0

Item 2 Date of Material Change

July 17, 2025 and July 21, 2025

Item 3 News Release

The news release dated July 17, 2025 was issued by Stockwatch and Market News on July 17, 2025. The news release dated July 21, 2025 was issued by Newsfile Corp. on July 21, 2025.

Item 4 Summary of Material Change

The Company announced that, further to its News Release of July 4, 2025, it has completed its non-brokered private placement pursuant to which it sold an aggregate of 4,350,000 units (each, a “Unit”) at a price of $0.50 per Unit for gross proceeds of $2,175,000 (the “Offering”). The Offering was oversubscribed by $175,000.

The Company paid an aggregate of $147,000 to four eligible finders in connection with the Offering.

The Company also announced that it is electing to accelerate the expiry of outstanding common share purchase warrants of the Company originally issued under financings completed on February 25, 2025 (the “Financings”) exercisable at C$0.40 per common share (collectively, the “Financing Warrants”).

Item 5 Full Description of Material Change

5.1 Full Description of Material Change

On July 17, 2025, the Company closed the Offering and issued 4,350,000 Units for gross proceeds of $2,175,000. Each Unit consists of one flow-through common share (each, a ”FT Share”) and one-half of one non-flow-through common share purchase warrant (each whole warrant, a “Warrant”). Each Warrant is exercisable at a price of $0.65 and expires 2 years from the issuance date.

Each FT Share of the Company is issued on a “flow-through” basis pursuant to the Income Tax Act (Canada) and in accordance with the policies of the TSX Venture Exchange (the “TSXV”).

The Company paid an aggregate of $147,000 to four eligible finders in connection with the Offering.

All Shares and Warrants issued in connection with the Offering and any Shares issuable on exercise of Warrants, are subject to a statutory hold period expiring four months and one day after closing of the Offering.

The aggregate gross proceeds from the Offering will be used for the further exploration on the Company’s wholly owned New Craigmont Project.

None of the securities sold in connection with the financing will be registered under the United States Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Company has elected to accelerate the expiry of outstanding Financing Warrants of the Company originally issued under the Financings completed on February 25, 2025.

Pursuant to the terms of the Financing Warrants, the Company may accelerate the expiry date of the Financing Warrants if the closing price of the Company’s common shares on the TSXV equals or exceeds C$0.60 for 10 consecutive trading days (the “Acceleration Period”), to the date which is 30 days following the dissemination of a news release announcing the acceleration. As the closing price of the Company’s common shares has equaled or exceeded C$0.60 per share over each of the last 10 trading days ended July 21, 2025, on the TSXV, it hereby provides notice of the Acceleration Period in accordance with the terms of the Financing Warrants. The Company is exercising its right to accelerate the expiry of the Financing Warrants originally issued under the Financings to 5:00 p.m. (Toronto Time) on August 20, 2025 (the “Accelerated Expiry Date”). Any Financing Warrants remaining unexercised after the Accelerated Expiry Date will expire and be of no force and effect.

Proceeds from the exercise of the Financing Warrants will be used for general working capital purposes, which may include funding exploration and milling activities.

5.2 Disclosure for Restructuring Transactions

Not Applicable

Item 6 Reliance on subsection 7.1(2) of National Instrument 51-102

Not Applicable

Item 7 Omitted Information

None

Item 8 Executive Officer

Peter Espig, President and Chief Executive Officer, 778.385.1213

Item 9 Date of Report

July 23, 2025

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